Exhibit 99.1

Northfield Bancorp, Inc.
to Acquire Hopewell Valley Community Bank
Expanding NJ Marketplace and Commercial Lending Capabilities

Woodbridge, New Jersey, August 26, 2015 (GLOBE NEWSWIRE) - Northfield Bancorp, Inc. (Nasdaq: NFBK) (“Northfield”) and Hopewell Valley Community Bank (OTC Pink: HWDY) (“Hopewell Valley”) today announced the signing of a definitive agreement under which Hopewell Valley will merge with and into Northfield Bank, the wholly-owned subsidiary of Northfield. Consideration will be paid to Hopewell Valley stockholders in a combination of stock and cash valued at $54.9 million, based on Northfield’s closing price of $14.87 on August 25, 2015.
Upon completion of the transaction, it is estimated that Northfield and Hopewell Valley will have combined assets of $3.6 billion, loans of $2.6 billion, and deposits of $2.4 billion. With its combined lending teams, business development officers, 19 branches in Hunterdon, Mercer, Middlesex, Somerset and Union counties, New Jersey, and 21 branches in Staten Island and Brooklyn, New York, Northfield will be better positioned to serve the businesses and consumers in its marketplaces.
“Hopewell Valley is a strong, commercially-focused, community bank, and we are very pleased with the opportunities this acquisition presents,” said Northfield’s Chairman & CEO, John W. Alexander. “This merger will establish an important presence for Northfield in Western New Jersey, and it complements and adds strategically to our franchise.” Mr. Alexander continued, “We expect this combination to add loan diversity to Northfield’s operations, provide greater lending capacity in Hopewell Valley’s marketplace, and increase deposit market share in the communities served by Hopewell Valley.”
Patrick L. Ryan, Chairman of Hopewell Valley, stated “Our Board is excited to partner with a strong, well-managed company like Northfield. We considered a number of potential partners and our Board unanimously determined that Northfield provided the best value for our shareholders.”
James Hyman, Hopewell Valley’s President and CEO, commented, “Northfield is a bank that shares our dedication to customer service. Additionally, through this partnership, we will be able to bring additional products and services, and lending capacity to our customers.”
Based on the value of consideration paid, the transaction represents approximately 147 percent of Hopewell Valley’s tangible book value and a 4.4 percent premium on Hopewell Valley’s core deposits. The transaction is expected to reduce Northfield’s tangible book value per share by approximately three percent, with expected earnings per share accretion of approximately 14 percent.
Under the terms of the agreement, 75 percent of Hopewell Valley’s outstanding shares of common stock (including Hopewell Valley Series A Preferred Stock deemed converted into common stock, as described below) will be exchanged for Northfield’s common stock at a fixed ratio of 0.9592 Northfield shares for each Hopewell Valley share, and the remaining 25 percent will be exchanged for $14.50 in cash. Under the terms of Hopewell Valley’s Series A Preferred Stock, the preferred stock will be deemed converted into Hopewell Valley Common stock immediately prior to the closing of the transaction at a ratio of 1.55 shares of common stock for each share of preferred stock. Hopewell Valley shareholders may elect to receive Northfield shares or cash or a combination of both, subject to proration to ensure that, in the aggregate, 75 percent of Hopewell Valley’s shares of common stock (including converted preferred stock) will be converted into Northfield common stock. The agreement also provides that Hopewell Valley’s Series B Preferred Stock issued to the U.S. Treasury pursuant to the U.S. Treasury’s Small Business Lending Fund will be redeemed, as soon as practicable. For federal income tax purposes, the transaction is intended to qualify as a tax-free reorganization.
The definitive agreement has been approved by the boards of directors of Northfield, Northfield Bank and Hopewell Valley. The completion of the transaction is subject to Hopewell Valley’s stockholder approval and normal and customary regulatory approvals for both companies.

All Hopewell Valley directors and executive officers, who own shares representing approximately 39.3 percent of Hopewell Valley’s outstanding common stock, have entered into voting agreements to vote their shares in favor of the transaction.
The transaction is expected to close in the first quarter of 2016, and immediately following the closing, Patrick L. Ryan, Hopewell Valley’s Chairman will be added to the boards of directors of Northfield and Northfield Bank. In addition, James Hyman, Hopewell Valley’s President and CEO, will remain with Northfield as Regional President for the Hopewell Valley franchise.
Jefferies LLC served as financial advisor, and Luse Gorman, PC served as legal counsel to Northfield. Sandler O'Neill + Partners, L.P. served as financial advisor and rendered a fairness opinion in connection with the transaction, and Windels, Marx, Lane & Mittendorf, LLP served as legal counsel to Hopewell Valley.
Northfield will file with the Securities and Exchange Commission (SEC) a registration statement, a prospectus that also will serve as the proxy statement for the vote of the stockholders of Hopewell Valley, and other relevant documents concerning the proposed transaction. Stockholders of Hopewell Valley are urged to read the registration statement and the prospectus when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. A free copy of the prospectus, as well as other filings containing information about Northfield will be available at the SEC's Internet site (http://www.sec.gov) when filed. Copies of the prospectus and the SEC filings that will be incorporated by reference in the prospectus can be obtained, without charge, by directing a request to M. Eileen Bergin, Corporate Secretary, Northfield Bancorp, Inc. 581 Main Street, Suite 810, Woodbridge, New Jersey 07095, telephone: (732) 499-7200, extension 2515.
About Northfield Bank
Northfield Bank, founded in 1887, currently operates 30 full-service banking offices in Staten Island and Brooklyn, New York, and Middlesex and Union counties, New Jersey. For more information about Northfield Bank, please visit www.eNorthfield.com.
About Hopewell Valley Community Bank
Hopewell Valley Community Bank was established in 1998 and currently operates 10 branches in Mercer, Hunterdon, and Somerset counties in New Jersey. For more information about Hopewell Valley Community Bank, please visit www.hvcbonline.com.
Forward-Looking Statements: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about (i) the benefits of the merger between Northfield and Hopewell Valley, including future financial and operating results, cost savings and accretion to reported earnings that may be realized from the merger; (ii) Northfield’s and Hopewell Valley’s plans, objectives, expectations and intentions and other statements contained in this presentation that are not historical facts; and (iii) other statements identified by words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," or words of similar meaning. These forward-looking statements are based upon the current beliefs and expectations of Northfield’s and Hopewell Valley’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed in these forward-looking statements.
The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) the businesses of Northfield and Hopewell Valley may not be combined successfully, or such combination may take longer to accomplish than expected; (2) the cost savings from the merger may not be fully realized or may take longer to realize than expected; (3) operating costs, customer loss, and business disruption following the merger, including adverse effects on relationships with employees, may be greater than expected; (4) governmental approvals of the merger may not be obtained, or adverse regulatory conditions may be imposed in connection with governmental approvals of the merger; (5) the stockholders of Hopewell Valley may fail to approve the merger; (6) adverse governmental or regulatory policies may be enacted; (7) the interest rate environment may further compress margins and adversely affect net interest income; (8) the risks associated with continued diversification of assets and adverse changes to credit quality; (9) difficulties associated with achieving expected future financial results; (10) competition from other financial services companies in Northfield’s and Hopewell Valley’s markets; (11) the risk of an economic slowdown that would adversely affect credit quality and loan originations. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in Northfield’s reports (such as the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K) filed with the Securities and Exchange Commission and available at the SEC's Internet site (http://www.sec.gov). All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to Northfield or Hopewell Valley or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. Except as required by law, Northfield and Hopewell Valley do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statement is made.
CONTACTS:    Northfield Bancorp, Inc.
John W. Alexander, Chairman & CEO
Steven M. Klein, President & COO
(732) 499-7200
jalexander@enorthfield.com
sklein@enorthfield.com

Hopewell Valley Community Bank
James Hyman, Chief Executive Officer
(609) 466-2900
jhyman@hvcbonline.com